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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the use of our report dated February 5, 2010, with respect to the balance sheets of Decker Coal Company (A Joint Venture) as of December 31, 2009 and 2008, and the related statements of earnings (loss) and comprehensive income (loss), joint venture deficit, and cash flows for each of the years in the three-year period ended December 31, 2009, which report appears in the December 31, 2009 Annual Report on Form 10-K of Cloud Peak Energy, Inc.

/s/ KPMG LLP Omaha, Nebraska March 15, 2010

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Consent of Independent Registered Public Accounting Firm